Exhibit 99.1

FIRST UNITED CORPORATION ANNOUNCES

SECOND QUARTER and YEAR TO DATE 2021 EARNINGS

Earnings per share up 85.5% compared to the first six months of 2020 driven by wealth management, loan origination fees, gains, reduced provision and cost control

Paycheck Protection Program forgiveness of $106 million and origination fees of $2.5 million YTD

OAKLAND, MARYLAND—July 28, 2021: First United Corporation (NASDAQ: FUNC), a bank holding company and the parent company of First United Bank & Trust (the “Bank”), today announced earnings results for the three- and six-month periods ended June 30, 2021.

Second Quarter 2021 Financial Highlights:

•	Consolidated net income increased 71% to $4.4 million compared to $2.6 million for the second quarter of 2020
•	Basic and diluted net income per common share were both $0.66 compared to $0.37 for the second quarter of 2020, an 81% increase year over year
•	Non-GAAP, pre-tax, pre-provision earnings increased 19% for the second quarter of 2021 when compared to the second quarter of 2020
•	Wealth management earnings increased 24% for the second quarter of 2021 when compared to the second quarter of 2020
•	Mortgage loan production, primarily in loans sold to the secondary market, totaled $30.9 million for the quarter, leading to net gains on sales of $0.3 million
•	Asset quality remained strong, with low delinquency and modified loans returning to full principal and interest payments

Financial Highlights for the Year To Date Periods Ended June 30 of 2021 and 2020:

•	Total assets grew by $30.4 million when compared to December 31, 2020, a 1.8% increase.

•	When compared to December 31, 2020, loans declined 1.9%, due to $106 million of loan forgiveness under the Small Business Administration’s (“SBA’s”) Paycheck Protection Program (“PPP”), and deposits grew 2.4%.

•	Net interest margin, on a non-GAAP, fully tax equivalent (“FTE”) basis, declined to 3.13% at June 30, 2021 compared to 3.61% at June 30, 2020 and 3.34% at December 31, 2020, attributable to the lower interest rate environment, higher cash balances and lower yielding loans (PPP loans).

•	The ratio of the allowance for loan losses (“ALL”) to loans outstanding was 1.49% at June 30, 2021 as compared to 1.43% at June 30, 2020. The ALL to loans outstanding, excluding PPP loan balances of $74.1 million, was 1.60% at June 30, 2021, non-GAAP.

○	Total provision expense was $0.7 million and $4.8 million for the six-month periods ended June 30, 2021 and 2020, respectively
○	Lower provision expense was due primarily to increased provision in 2020 related to the uncertainties and risks associated with the COVID-19 pandemic

•	Consolidated net income increased 81.4% to $7.8 million compared to $4.3 million for the first six months of 2020, inclusive of litigation settlement expenses of $3.3 million in the first quarter of 2021.

○	Basic and diluted net income per share were both $1.15 compared to $0.62 for the six months of 2020, an 85.5% increase
○	Net income increased due to increased net interest income from recognition of deferred PPP loan origination fees, decreased provision expense, increased gains related to gains on sales of mortgage loans and investment securities’ gains, insurance proceeds and wealth income, offset by litigation settlement expenses and income taxes

•	Net income, exclusive of litigation settlement expenses, non-GAAP, increased to $10.4 million for the first six months of 2021.

○	Non-GAAP, basic and diluted net income per share both increased to $1.52, exclusive of litigation settlement expenses
○	Net income increased due to increased net interest income, decrease in expense, increased gains related to gains on sales of mortgage loans and investment securities’ gains, insurance proceeds recorded in the first quarter of 2021, and wealth management income and reduced operating expenses, offset by increased income taxes

•	Net interest income declined by $0.5 million for the six months ended June 30, 2021 when compared with the same period of 2020.

○	Margin compression caused by low yielding PPP loans, continued low-rate environment resulting in lower yields on new loans and repricing of existing loans to lower rates, and elevated cash levels
○	Growth of non-interest bearing and low-cost core deposits contributed to the elevated cash levels

•	Other operating income, including gains, increased $1.8 million for the first six months of 2021 when compared to same period of 2020.

○	Net gains increased $0.2 million, related to $0.1 million in gains on the sale of mortgages to the secondary market and $0.1 million in investment securities gains
○	New client relationships and increased market returns led to an increase of $0.9 million in wealth management fees
○	Increased debit card income of $0.4 million due to increased usage of electronic payment methods
○	Reduced service charge income, primarily non-sufficient funds (“NSF”) income resulting from reduced spending and increases in consumer and business cash balances from stimulus packages related to the COVID-19 pandemic
○	Other income increased due primarily to the receipt of $0.4 million in insurance proceeds related to litigation claims recorded in the first quarter of 2021

•	Other operating expenses increased $1.5 million for the first six months of 2021 when compared to the same period of 2020, primarily due to $3.3 million in non-recurring litigation settlement expenses, offset by an increase in deferred PPP loan origination costs of $0.6 million credited to salary expense and a net credit of $0.6 million to expense for Other Real Estate Owned (“OREO”) related to gains on sales of properties.

○	Legal costs increased $0.6 million due to litigation that was settled in April 2021.
○	Decreased investor relations of $0.7 million and decreased other miscellaneous expenses of $0.5 million for travel and lodging, business related meals, office supplies, mileage reimbursements, schools and seminars, contract labor and in-house training.

•	Non-GAAP, efficiency ratio of 58.6%, exclusive of settlement expenses. The efficiency ratio benefitted from recognition of $0.8 million in gains on the sale of OREO and accrection of $1.6 million of fee income for the origination of PPP loans during the six months of 2021.

According to Carissa Rodeheaver, President and CEO, “the second quarter produced solid results as the economies in our markets stabilized and we returned to a more normalized environment.  We continued to work with our borrowers and local businesses to file forgiveness applications and to fund new PPP loans and the markets were strong, supporting increased income from our wealth division and continued growth in core deposits.  Despite increased legal fees related to the litigation settlement, we continued our control over core expenses and produced strong year to date earnings per share, outpacing the same time period in 2020 by 85.5%. Our loan and wealth pipelines are robust and we continued to experience strong asset quality, causing us to be optimistic regarding the remainder of 2021.”

COVID-19

During the first six months of 2021, we continued to assist our business customers with the PPP loan forgiveness process and to originate additional PPP loans through the third round of funding. We remained diligent in protecting our associates and customers from the lingering effects of the pandemic, delaying opening our lobbies until April 1, 2021. Many of our sales and support employees continue to work remotely as we have adjusted to a hybrid work environment. We have continued to monitor our market areas, maintaining travel protocols and utilizing safety precautions while continuing to provide full banking services to our customers.

Paycheck Protection Program

The Company continues to actively participate in the SBA’s PPP program. On January 19, 2021, the SBA implemented a second round of funding for PPP loans. The Company originated $66.1 million in loans during the first six months of 2021 related to this new program, consisting of 870 loans with an average loan size of $80 thousand. New loans under this program are no longer available.

During the second and third quarters of 2020, a total of $148.5 million in PPP loans were originated under the initial program, consisting of 1,174 loans with an average loan size of $162 thousand, and 290 loans, totaling $34.5 million were forgiven, resulting in 885 loans with a remaining balance of $114.0 million at December 31, 2020.

During the first six months of 2021, an additional 1,356 loans from both programs, with an aggregate principal balance of $106.0 million, were forgiven, resulting in 858 loans with a total remaining balance of $74.1 million at June 30, 2021. Net fees recognized in the first six months of 2021 were $2.5 million due to amortization and forgiveness. Of the 1,174 loans originated in 2020, 1,057 have been forgiven totaling $132.0 million through the end of second quarter 2021, representing 90% of the number of 2020 loans originated and 88% of 2020 originated principal balances.

COVID Modifications

While the COVID-19 pandemic has had an impact on most industries, some have been more affected than others. In accordance with Section 4013 of the Coronavirus Aid, Relief, and Economic Security Act and related regulatory pronouncements, we have not accounted for modifications of loans affected by the pandemic as troubled debt restructurings nor have we designated them as past due or nonaccrual.

As of July 16, 2021, there were six commercial loans totaling $7.3 million in total loan modifications related to the real estate rental and health care sectors. These loans are scheduled to return to contractual payment terms within the next quarter.

Balance Sheet Overview

Total assets at June 30, 2021 increased to $1.8 billion, representing a $30.4 million increase since December 31, 2020. During the first six months of 2021, cash and interest-bearing deposits in other banks increased by $45.0 million, the investment portfolio increased by $12.5 million and gross loans decreased by $22.5 million. The increase in cash was due to continued deposit growth, commercial loan payoffs and normal amortization, PPP loan forgiveness, and continued refinancing of balances in our mortgage portfolio. OREO balances decreased $2.6 million due to the sale of a parcel of real estate securing a large commercial participation loan in the first quarter of 2021 and the additional sales of undeveloped lots.

Total liabilities increased by $30.9 million when compared to liabilities at December 31, 2020. The increase in the first six months of 2021 was primarily attributable to deposit growth of $33.7 million due to stimulus programs and to growth in core relationships. Total shareholders’ equity was stable during the first six months of 2021, as net income of $7.8 million was offset by the repurchase of $7.2 million (400,000 shares) of First United Corporation common stock.

Outstanding loans of $1.1 billion at June 30, 2021 reflected a decline of $22.5 million during the first six months of 2021, which was primarily attributable to core commercial loan growth offset by PPP loan forgiveness and a decline in our mortgage loan portfolio. Commercial real estate (“CRE”) loans decreased by $7.2 million, acquisition and development (“A&D”) loans increased by $14.7 million and commercial and industrial (“C&I”) loans decreased by $36.9 million, as newly originated PPP loans and growth in portfolio loans was offset by PPP loan forgiveness. The growth in the commercial portfolios was offset by a decline in residential mortgage loans of $14.8 million, as refinancing activity continued during the first six months of 2021. Given the current low interest rate environment, customers prefer longer-term fixed-rate loans and we continued to utilize the secondary market rather than hold these longer-term fixed rate mortgage loans in the portfolio. The consumer loan portfolio increased by $21.8 million due to the purchase of a pool of consumer loans in an effort to deploy excess cash into higher yielding, short-term assets.

Commercial loan production for the first six months of 2021 was approximately $89.2 million, with $39.2 million originated during the second quarter, exclusive of PPP loan production. SBA PPP loan production was approximately $64.3 million for the six months of 2021.  Commercial construction funding continues to ramp up as projects are entering their larger draw periods.  At June 30, 2021, unfunded, committed commercial construction loans totaled approximately $22.5 million. Commercial amortization and payoffs were approximately $69.7 million through June 30, 2021, exclusive of PPP.

Consumer mortgage loan production was approximately $57.9 million through June 30, 2021.  The production and pipeline mix of in-house, portfolio loans and investor loans remained strong as of June 30, 2021, with those loans totaling $25.0 million, consisting of $22.0 million in portfolio loans and $3.0 million in investor loans. At the end of the second quarter, management implemented special promotions for residential mortgage products to shift production towards portfolio loans and utilize excess cash balances.

Total deposits at June 30, 2021 increased by $33.7 million when compared to deposits at December 31, 2020. During the first six months of 2021, non-interest-bearing deposits increased by $77.3 million, driven by retail and commercial account growth partially attributable to government stimulus programs, including the most recent PPP funding round. Traditional savings accounts increased by $32.5 million, as we continued to see significant growth in our Prime Saver product and total demand deposits increased by $6.2 million. Total money market accounts decreased by $53.6 million due primarily to management’s decision to move wealth management money market funds off balance sheet in the first quarter of 2021. We believe that these funds can be readily shifted back to in-house money market accounts should liquidity needs arise in the future. Time deposits decreased by $28.7 million, primarily in time deposits over $100,000, as we continued to reduce pricing on single-service relationships and municipal bids.

Inclusive of the $3.3 million in litigation settlement expenses, book value was $19.74 per share at June 30, 2021, compared to $18.74 per share at December 31, 2020. At June 30, 2021, there were 6,614,604 of basic outstanding shares and 6,621,677 of diluted outstanding shares of common stock.

Income Statement Overview

Consolidated net income was $7.8 million, inclusive of litigation settlement expenses of $3.3 million, for the six months ended June 30, 2021 compared to $4.3 million for the six months ended June 30, 2020. Basic and diluted net income per share for the first six months of 2021 were both $1.15, compared to basic and diluted net income per share of $0.62 for the same period of 2020, an 85.5% increase.

The increase in earnings for the first six months of 2021 was attributable to an increase in net interest income of $0.5 million, an increase in other operating income, including gains, of $1.8 million and a decrease in provision expense of $4.2 million, partially offset by an increase in other operating expenses of $1.5 million, inclusive of the $3.3 million in litigation settlement expenses.

Consolidated net income was $4.4 million for the second quarter of 2021 compared to $2.6 million for the second quarter of 2020. Basic and diluted net income per common share for the second quarter of 2021 were both $0.66, compared to basic and diluted net income per common share of $0.37 for the second quarter of 2020, an 78.4% increase.

The increase in earnings for the second quarter of 2021 was due to stable net interest income (inclusive of PPP origination fee accretion), an increase in other operating income, including gains, of approximately $0.5 million, a decrease in provision expense of $1.6 million and a decrease in other operating expenses of $0.4 million.

The net interest margins for the second quarter of 2021 and the second quarter of 2020, on a non-GAAP, FTE basis, were 3.15% and 3.53%, respectively. The reduced margin for the second quarter of 2021 was attributable to lower loan yields and increased cash levels, partially offset by lower deposit rates.

Net-Interest Income (Tax-Equivalent Basis -Non-GAAP)

Net interest income, on a non-GAAP, FTE basis, increased by $0.5 million (1.9%) during the six months ended June 30, 2021 when compared with the six months ended June 30, 2020, driven by a $1.7 million (32.4%) decrease in interest expense, partially offset by a decrease in interest income of $1.2 million. The net interest margin, on a fully-taxable equivalent (“FTE”) basis, declined for the six months ended June 30, 2021 to 3.13% compared to 3.61% for the same period of 2020.

Net interest income, on a non-GAAP, FTE basis, increased $0.1 million (0.9%) during the second quarter of 2021 over the same period in 2020 and was driven by a decrease in interest expense of approximately $0.8 million (31.7%), offset by a $0.7 million (4.4%) decrease in interest income. The net interest margin for the second quarter of 2021 was 3.15%, compared to 3.53% for the second quarter of 2020.

Participation in the PPP, with an average outstanding loan balance of $110.7 million and a loan rate of 1.0%, negatively impacted the margin for the second quarter of 2021 by 12 basis points. However, deferred fees of approximately $1.3 million recognized during the second quarter of 2021 positively impacted the margin by 28 basis points, with a net positive impact of 16 basis points. Continued elevated cash levels have also negatively impacted the margin. We expect to see continued margin compression during the remainder of 2021 as deposit rates approach floors and loans continue to reprice to lower rates.

Asset Quality

The ALL increased to $17.1 million at June 30, 2021 compared to $16.5 million at December 31, 2020. The provision for loan losses was $0.7 million for the six months ended June 30, 2021 and $4.8 million for the six months ended June 30, 2020. The higher provision expense recorded in the first six months of 2020 was driven by an increase in the qualitative factors reflecting the uncertainty of the economic environment related to the COVID-19 pandemic and its impact on our borrowers. Net charge-offs of $83 thousand were recorded for the six months ended June 30, 2021, compared to net charge offs of $0.3 million for the same period of 2020. The ratio of the ALL to loans outstanding, including PPP loan balances, was 1.49% at June 30, 2021 compared to 1.43% at June 30, 2020 and 1.41% at December 31, 2020. The ALL to loans outstanding, excluding PPP loan balances of $74.1 million, was 1.60% at June 30, 2021, non-GAAP.

The ratio of net charge-offs to average loans for the six months ended June 30, 2021 was an annualized 0.01%, compared to 0.06% for the six months ended June 30, 2020. Details of the ratio, by loan type are shown below. Our special assets team continues to effectively collect on charged-off loans, resulting in ongoing overall low net charge-off ratios.

Ratio of Net (Charge Offs)/Recoveries to Average Loans
	06/30/2021	06/30/2020
Loan Type	(Charge Off) / Recovery	(Charge Off) / Recovery
Commercial Real Estate	0.00%	0.04%
Acquisition & Development	0.05%	(0.01%)
Commercial & Industrial	0.03%	(0.22%)
Residential Mortgage	(0.03%)	(0.02%)
Consumer	(0.42%)	(0.75%)
Total Net (Charge Offs)/Recoveries	(0.01%)	(0.06%)

Non-accrual loans totaled $7.3 million at June 30, 2021 compared to $3.3 million at December 31, 2020. The increase in non-accrual balances at June 30, 2021 was due to the addition of two hospitality loans totaling approximately $4.0 million to non-accrual status during the first quarter of 2021. These loans suffered reduced cash flows due to the impact of the pandemic, received modifications and were classified as substandard at December 31, 2020. These loans have returned to their contractual payment terms but will remain on non-accrual status until they pay full contractual payments for six months.

Non-accrual loans that have been subject to partial charge-offs totaled $0.5 million at June 30, 2021 and $0.2 million at December 31, 2020.  Loans secured by 1-4 family residential real estate properties in the process of foreclosure totaled $0.6 million at June 30, 2021 and $0.4 million at December 31, 2020.  Foreclosure and repossession activities were temporarily suspended as a result of COVID-19. As a percentage of the loan portfolio, accruing loans past due 30 days or more increased slightly to 0.19%, including PPP loans, or 0.20% excluding PPP loans, compared to 0.17% at June 30, 2020 and 0.20% at December 31, 2020.

Non-Interest Income and Non-Interest Expense

Other operating income, including net gains, increased $1.8 million for the six months ended June 30, 2021 when compared to the six months ended June 30, 2020. Gains on the sale of mortgages to the secondary market, which we have utilized in lieu of retaining long-term fixed rate loans in our portfolio, increased $0.1 million related to continued refinancing activity. Trust and brokerage income increased $0.9 million year-over-year due to continued growth in new client relationships and assets under management. Debit card income increased $0.4 million for the six months ended June 30, 2021 when compared with the same period of 2020 as we continued to grow our deposit relationships and our customers increase use of our electronic services. Other income increased $0.4 million, due primarily to the receipt of insurance proceeds related to litigation claims recorded in the first quarter of 2021. Service charge income remained stable when comparing the six months of 2021 to the same time period of 2020.

Other operating expenses increased $1.5 million, inclusive of litigation settlement expenses, for the six months ended June 30, 2021 when compared with the same period of 2020. Salaries and benefits decreased $0.4 million when compared to the six months of 2020, primarily due to reductions of $0.2 million in life and health insurance costs, a $0.5 million offset in salary expense from deferred loan origination costs primarily attributable to PPP loans and $0.1 million of reduced executive equity compensation due to a timing difference in long-term incentive grants. These decreases were offset by an increase of $0.4 million in salaries, incentives and related payroll costs. Federal Deposit Insurance Corporation premiums increased slightly by $0.2 million due to credits received on quarterly assessments in 2020. Equipment, occupancy and technology expenses decreased $0.6 million when compared to the six months of 2020 as we began to realize cost savings from our core processor related to a new contract negotiated in the fourth quarter of 2020. OREO expenses were a net credit in the first six months of 2021 due to $0.8 million in gains attributable to the sale of OREO properties. Professional services increased $0.8 million as a result of increased legal and professional fees, partially offset by decreased investor relations expenses related to the 2021 annual meeting of shareholders and related litigation.

Other operating income, including gains, for the second quarter of 2021 increased by approximately $0.5 million when compared with the same period of 2020. Service charge income increased by $0.2 million during the second quarter of 2021 when compared with the second quarter of 2020. Trust and brokerage income increased $0.5 million due to increased production and market values on assets under management. Net gains decreased $0.4 million when comparing the second quarter of 2021 to the second quarter of 2020. While the refinancing activity continued into the second quarter of 2021, the pace of activity slowed when compared to the second quarter of 2020, which resulted in reduced gains on the sale of mortgages.

Other operating expenses decreased by $0.4 million when comparing the second quarter of 2021 to the second quarter of 2020. This decrease was driven by reduced occupancy, equipment and technology service during the second quarter of 2021 when compared with the second quarter of 2020 as we began to see reduced costs associated with our core processor due to contract negotiations during 2020. Investor relations costs decreased by $0.7 million during the second quarter of 2021 when compared with the second quarter of 2020 due to costs associated with the 2020 annual meeting of shareholders. These changes were partially offset by increased salaries and benefits related to a reduction in deferred loan origination costs and an increase in professional services related to final legal expenses associated with litigation that was settled in April 2021. Other miscellaneous expenses, such as contributions, consulting, Visa processing fees, office supplies, travel and lodging, schools and seminars, and business-related meals declined. Most of the expense reductions are related to limited operations as a result of the pandemic and management’s continued focus on cost savings and efficiencies. The decreases were offset by increases in mileage, line rentals and contract labor.

The effective income tax rates as a percentage of income for the six-month periods ended June 30, 2021 and 2020 were 25.2% and 22.2%, respectively. The increase in the tax rate was primarily due to the reduction in tax exempt income as well as the reduction in tax credits related to the expiration of a low-income housing tax credit in June 2021.

ABOUT FIRST UNITED CORPORATION

First United Corporation is the parent company of First United Bank & Trust, a Maryland trust company with commercial banking powers, and two statutory trusts that were used as financing vehicles. The Bank has four wholly-owned subsidiaries: OakFirst Loan Center, Inc., a West Virginia finance company; OakFirst Loan Center, LLC, a Maryland finance company; First OREO Trust, a Maryland statutory trust that holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure; and FUBT OREO I, LLC, a Maryland company that likewise holds and services real estate acquired by the Bank through foreclosure or by deed in lieu of foreclosure. The Bank also owns 99.9% of the limited partnership interests in Liberty Mews Limited Partnership; a Maryland limited partnership formed for the purpose of acquiring, developing and operating low-income housing units in Garrett County, Maryland. The Corporation’s website is www.mybank.com.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements as defined by the Private Securities Litigation Reform Act of 1995.  Forward-looking statements do not represent historical facts, but are statements about management's beliefs, plans and objectives about the future, as well as its assumptions and judgments concerning such beliefs, plans and objectives.  These statements are evidenced by terms such as "anticipate," "estimate," "should," "expect," "believe," "intend," and similar expressions.  Although these statements reflect management's good faith beliefs and projections, they are not guarantees of future performance and they may not prove true.  The beliefs, plans and objectives on which forward-looking statements are based involve risks and uncertainties that could cause actual results to differ materially from those addressed in the forward-looking statements.  For a discussion of these risks and uncertainties, see the section of the periodic reports that First United Corporation files with the Securities and Exchange Commission entitled "Risk Factors," including among many others the risk factor set forth in First United’s Annual Report on Form 10-K, as amended, for the year ended December 31, 2020 entitled, “The outbreak of the recent coronavirus (‘COVID-19’), or an outbreak of another highly infectious or contagious disease, could adversely affect the Corporation’s business, financial condition and results of operations.” and any updates thereto that might be contained in subsequent reports filed by First United.  The risks and uncertainties associated with the COVID-19 pandemic and its impact on First United will depend on, among other things, the length of time that the pandemic continues; the duration of the potential imposition of further restrictions on travel in the future; the effect of the pandemic on the global, national, and local economies and on the businesses of our borrowers and their ability to make payments on their obligations; the remedial actions and stimulus measures adopted by federal, state, and local governments; and the inability of employees to work due to illness, quarantine, or government mandates.

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

(Dollars in thousands, except per share data)
	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,
	2021	2020	2021	2020
Results of Operations:
Interest income	$14,436	$15,104	$28,498	$29,720
Interest expense	1,673	2,448	3,499	5,177
Net interest income	12,763	12,656	24,999	24,543
Provision for loan losses	555	2,167	665	4,821
Other operating income	4,321	3,425	9,063	7,433
Net gains	442	794	1,030	835
Other operating expense	11,032	11,427	23,959	22,432
Income before taxes	$5,939	$3,281	$10,468	$5,558
Income tax expense	1,536	711	2,635	1,233
Net income	$4,403	$2,570	$7,833	$4,325

Per share data:
Basic/ Diluted net income	$0.66	$0.37	$1.15	$0.62
Adjusted Basic/Diluted net income (1)	$0.66	$0.37	$1.52	$0.62
Dividends declared per share	$0.15	$0.13	$0.30	$0.26
Book value	$19.74	$17.82
Adjusted book value (1)	$20.12	$17.82
Diluted book value	$19.72	$17.81
Adjusted diluted book value (1)	$20.10	$17.81
Tangible book value per share	$18.07	$16.25
Adjusted tangible book value per share (1)	$18.46	$16.25
Diluted Tangible book value per share	$18.05	$16.01
Adjusted diluted tangible book value per share (1)	$18.44	$16.01

Closing market value	$17.43	$13.34
Market Range:
High	$19.42	$15.95
Low	$16.35	$11.00

Shares outstanding at period end: Basic	6,614,604	6,983,523
Shares outstanding at period end: Diluted	6,621,677	6,988,593

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.88%	0.57%
Adjusted return on average assets (1)	1.18%	0.57%
Return on average shareholders' equity	12.21%	6.97%
Adjusted return on average shareholders' equity (1)	15.98%	6.97%
Net interest margin (Non-GAAP), includes tax exempt income of $473 and $449	3.13%	3.61%
Net interest margin GAAP	3.07%	3.54%
Efficiency ratio	67.69%	70.26%
Adjusted efficiency ratio (1)	58.58%	70.26%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	June 30,	December 31,
	2021	2020
Financial Condition at period end:
Assets	$1,763,806	$1,733,414
Earning assets	$1,461,613	$1,473,733
Gross loans	$1,145,343	$1,167,812
Commercial Real Estate	$361,941	$369,176
Acquisition and Development	$131,630	$116,961
Commercial and Industrial	$229,852	$266,745
Residential Mortgage	$364,408	$379,170
Consumer	$57,512	$35,760
Investment securities	$307,696	$295,148
Total deposits	$1,456,111	$1,422,366
Noninterest bearing	$497,736	$420,427
Interest bearing	$958,375	$1,001,939
Shareholders' equity	$130,556	$131,047

Capital ratios:

Tier 1 to risk weighted assets	14.48%	14.83%
Common Equity Tier 1 to risk weighted assets	12.32%	12.61%
Tier 1 Leverage	9.94%	10.36%
Total risk based capital	15.73%	16.08%

Asset quality:

Net charge-offs for the quarter	$(41)	$(123)
Nonperforming assets: (Period End)
Nonaccrual loans	$7,285	$3,339
Loans 90 days past due and accruing	273	724
Total nonperforming loans and 90 day past due	$7,558	$4,063

Restructured loans	$3,825	$3,958
Other real estate owned	$6,756	$9,386

Allowance for loan losses to gross loans	1.49%	1.41%
Allowance for loan losses to gross loans, excluding PPP loans	1.60%	1.55%
Nonperforming and 90 day past due loans to total loans	0.66%	0.35%
Nonperforming loans and 90 day past due loans to total assets	0.43%	0.23%

	Six Months Ended
	March 31,
	2021			2020
	Average		Average	Average		Average
(dollars in thousands)	Balance	Interest	Yield/Rate	Balance	Interest	Yield/Rate
Assets
Loans	$1,187,760	$25,873	4.39%	$1,104,922	$26,280	4.77%
Investment Securities:
Taxable	264,525	1,984	1.51%	198,418	2,652	2.69%
Non taxable	25,698	972	7.63%	25,974	954	7.39%
Total	290,223	2,956	2.05%	224,392	3,606	2.23%
Federal funds sold	155,009	63	0.08%	59,103	154	0.52%
Interest-bearing deposits with other banks	2,980	1	0.05%	753	7	1.9%
Other interest earning assets	4,054	78	3.88%	4,442	122	5.53%
Total earning assets	1,640,026	28,971	3.56%	1,393,612	30,169	4.33%
Allowance for loan losses	(16,582)			(13,936)
Non-earning assets	152,853			142,354
Total Assets	$1,776,297			$1,522,030
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$208,930	$347	0.33%	$169,055	$341	0.41%
Interest-bearing money markets	344,100	288	0.17%	295,035	877	0.6%
Savings deposits	212,342	46	0.04%	167,681	101	0.12%
Time deposits:
Less than $100k	106,506	726	1.37%	111,854	875	1.57%
$100k or more	114,908	738	1.30%	132,942	1,288	1.95%
Short-term borrowings	50,670	50	0.20%	42,975	49	0.23%
Long-term borrowings	100,929	1,304	2.61%	100,929	1,646	3.28%
Total interest-bearing liabilities	1,138,385	3,499	0.62%	1,020,471	5,177	1.02%
Non-interest-bearing deposits	481,803			340,904
Other liabilities	26,704			36,548
Shareholders’ Equity	129,405			124,107
Total Liabilities and Shareholders’ Equity	$1,776,297			$1,522,030
Net interest income and spread		$25,472	2.94%		$24,992	3.31%
Net interest margin			3.13%			3.61%

	Three Months Ended
	March 31,
	2021			2020
(dollars in thousands)	Average Balance	Interest	Average Yield/Rate	Average Balance	Interest	Average Yield/Rate
Assets
Loans	$1,173,007	$13,119	4.49%	$1,164,023	$13,424	4.61%
Investment Securities:
Taxable	273,196	994	1.46%	199,721	1,344	2.71%
Non taxable	25,325	480	7.60%	26,530	488	7.40%
Total	298,521	1,474	1.98%	226,251	1,832	3.26%
Federal funds sold	174,346	39	0.09%	73,089	15	0.08%
Interest-bearing deposits with other banks	3,288	—	0.00%	863	1	0.53%
Other interest earning assets	3,654	38	4.17%	4,468	58	5.23%
Total earning assets	1,652,816	14,670	3.56%	1,468,694	15,330	4.18%
Allowance for loan losses	(16,758)			(15,157)
Non-earning assets	147,763			146,065
Total Assets	$1,783,821			$1,599,602
Liabilities and Shareholders’ Equity
Interest-bearing demand deposits	$214,310	$175	0.33%	$174,498	$157	0.36%
Interest-bearing money markets	328,100	118	0.14%	320,219	374	0.47%
Savings deposits	221,614	21	0.04%	174,295	39	0.09%
Time deposits:
Less than $100k	105,084	337	1.29%	114,288	459	1.62%
$100k or more	110,265	348	1.27%	125,152	583	1.87%
Short-term borrowings	51,035	26	0.20%	40,671	21	0.21%
Long-term borrowings	100,929	648	2.58%	100,929	815	3.25%
Total interest-bearing liabilities	1,131,337	1,673	0.59%	1,050,052	2,448	0.94%
Non-interest-bearing deposits	498,130			392,701
Other liabilities	27,085			34,152
Shareholders’ Equity	127,269			122,697
Total Liabilities and Shareholders’ Equity	$1,783,821			$1,599,602
Net interest income and spread		$12,997	2.97%		$12,882	3.24%
Net interest margin			3.15%			3.53%

FIRST UNITED CORPORATION

Oakland, MD

Stock Symbol :  FUNC

Financial Highlights - Unaudited

(Dollars in thousands, except per share data)
	Three Months Ended
	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2021	2020	2020	2020	2020
Results of Operations:
Interest income	$14,436	$14,062	14,228	14,253	15,104	14,616
Interest expense	1,673	1,826	2,127	2,351	2,448	2,729
Net interest income	12,763	12,236	12,101	11,902	12,656	11,887
Provision for loan losses	555	110	420	160	2,167	2,654
Other operating income	4,321	4,742	4,378	3,978	3,425	4,008
Net gains	442	588	777	1,176	794	41
Other operating expense	11,032	12,927	10,395	10,540	11,427	11,005
Income before taxes	$5,939	$4,529	$6,441	$6,356	$3,281	$2,277
Income tax expense	1,536	1,099	1,469	1,396	711	522
Net income	$4,403	$3,430	$4,972	$4,960	$2,570	$1,755

Per share data:
Basic/ Diluted net income	$0.66	$0.49	$0.72	$0.70	$0.37	$0.25
Adjusted Basic/Diluted net income (1)	$0.66	$0.86	$0.72	$0.70	$0.37	$0.25
Dividends declared per share	$0.15	$0.15	$0.13	$0.13	$0.13	$0.13
Book value	$19.74	$18.46	$18.83	$18.63	$17.82	$17.01
Adjusted book value (1)	$20.12	$18.82	$18.83	$18.63	$17.82	$17.01
Diluted book value	$19.72	$18.45	$18.73	$18.62	$17.81	$16.95
Adjusted diluted book value (1)	$20.10	$18.81	$18.73	$18.62	$17.81	$16.95
Tangible book value per share	$18.07	$16.89	$17.26	$17.06	$16.25	$15.43
Adjusted tangible book value per share (1)	$18.46	$17.25	$17.26	$17.06	$16.25	$15.43
Diluted Tangible book value per share	$18.05	$16.88	$17.15	$17.05	$16.01	$15.38
Adjusted diluted tangible book value per share (1)	$18.44	$17.24	$17.15	$17.05	$16.01	$15.38

Closing market value	$17.43	$17.62	$15.50	$11.71	$13.34	$14.29
Market Range:
High	$19.42	$20.05	$17.51	$13.88	$15.95	$24.99
Low	$16.35	$15.30	$11.51	$10.74	$11.00	$11.09

Shares outstanding at period end: Basic	6,614,604	6,998,617	6,992,911	6,988,998	6,983,523	6,966,898
Shares outstanding at period end: Diluted	6,621,677	7,001,997	6,997,981	6,994,068	6,988,593	6,991,902

Performance ratios: (Year to Date Period End, annualized)
Return on average assets	0.88%	0.79%	0.88%	0.79%	0.57%	0.49%
Adjusted return on average assets (1)	1.18%	1.38%	0.88%	0.79%	0.57%	0.49%
Return on average shareholders' equity	12.21%	10.58%	11.21%	9.87%	6.97%	5.62%
Adjusted return on average shareholders' equity (1)	15.98%	18.36%	11.21%	9.87%	6.97%	5.62%
Net interest margin (Non-GAAP), includes tax exempt income of $239 and $223	3.13%	3.11%	3.09%	3.43%	3.61%	3.69%
Net interest margin GAAP	3.07%	3.05%	3.03%	3.37%	3.53%	3.63%
Efficiency ratio	67.69%	72.94%	63.47%	64.99%	70.26%	68.29%
Adjusted efficiency ratio (1)	58.58%	54.90%	63.47%	64.99%	70.26%	68.29%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.

	June 30,	March 31,	December 31,	September 30,	June 30,	March 31,
	2021	2021	2020	2020	2020	2020
Financial Condition at period end:
Assets	$1,763,806	1,781,833	1,734,030	1,685,907	1,639,636	1,461,482
Earning assets	$1,461,613	$1,481,045	$1,473,733	$1,422,341	$1,420,433	$1,267,718
Gross loans	$1,145,343	$1,199,325	$1,167,812	$1,192,345	$1,186,940 #	$1,053,732
Commercial Real Estate	$361,941	$365,731	$369,176	$353,272	$340,314	$337,688
Acquisition and Development	$131,630	$123,625	$116,961	$127,299	$126,338	$121,333
Commercial and Industrial	$229,852	$299,178	$266,745	$277,723	$272,186	$123,509
Residential Mortgage	$364,408	$374,327	$379,170	$398,709	$412,478	$434,969
Consumer	$57,512	$36,464	$35,760	$35,342	$35,624	$36,233
Investment securities	$307,696	$273,363	$295,148	$222,382	$220,165	$222,192
Total deposits	$1,456,111	$1,468,263	$1,422,366	$1,377,284	$1,351,568	$1,172,394
Noninterest bearing	$497,736	$485,311	$420,427	$419,935	$425,274	$299,961
Interest bearing	$958,375	$982,952	$1,001,939	$957,349	$926,294 #	$872,433
Shareholders' equity	$130,556	$129,189	$131,693	$130,237	$124,453	$118,518

Capital ratios:

Tier 1 to risk weighted assets	14.55%	14.99%	14.83%	14.89%	14.62%	14.77%
Common Equity Tier 1 to risk weighted assets	12.37%	12.76%	12.61%	12.59%	12.33%	12.44%
Tier 1 Leverage	9.94%	10.22%	10.36%	10.37%	10.46%	11.52%
Total risk based capital	15.80%	16.24%	16.08%	16.14%	15.87%	16.02%

Asset quality:

Net (charge-offs)/recoveries for the quarter	$(41)	$(42)	$(123)	$(985)	$164	$178
Nonperforming assets: (Period End)
Nonaccrual loans	$7,285	$7,891	$3,339	$10,344	$11,081	$11,012
Loans 90 days past due and accruing	273	6	724	813	$297	623
Total nonperforming loans and 90 day past due	$7,558	$7,897	$4,063	$11,157	$11,378	$11,635

Restructured loans	$3,825	$3,892	$3,958	$4,477	$4,039	$4,581
Other real estate owned	$6,756	$7,533	$9,386	$3,787	$3,926	$4,040

Allowance for loan losses to gross loans	1.49%	1.38%	1.41%	1.36%	1.43%	1.42%
Allowance for loan losses to gross loans, excluding PPP loans	1.60%	1.57%	1.55%	1.55%	1.62%	1.42%
Nonperforming and 90 day past due loans to total loans	0.66%	0.66%	0.35%	0.94%	0.96%	1.10%
Nonperforming loans and 90 day past due loans to total assets	0.43%	0.44%	0.23%	0.66%	0.69%	0.80%

Non-GAAP Financial Measures (unaudited)

Reconciliation of as reported (GAAP) and non-GAAP financial measures

The following tables below provide a reconciliation of certain financial measures calculated under generally accepted accounting principles ("GAAP") (as reported) and non-GAAP. A non-GAAP financial measure is a numerical measure of historical or future financial performance, financial position or cash flows that excludes or includes amounts that are required to be disclosed in the most directly comparable measure calculated and presented in accordance with GAAP in the United States. The Company’s management believes the presentation of non-GAAP financial measures provide investors with a greater understanding of the Company’s operating results in addition to the results measured in accordance with GAAP. While management uses these non-GAAP measures in its analysis of the Company’s performance, this information should not be viewed as a substitute for financial results determined in accordance with GAAP or considered to be more important than financial results determined in accordance with GAAP.

The following non-GAAP financial measures exclude settlement charges associated with the settlement with Driver Management.

	Three months ended March 31,		Three months ended June 30,
	2021	2020	2021	2020
(in thousands, except for per share amount)
Net income - as reported	$7,833	$4,325	$4,403	$2,570
Adjustments:
Settlement Expense	3,300	—	—	—
Income tax effect of adjustment	(735)	—	—	—
Adjusted net income (non-GAAP)	$10,398	$4,325	$4,403	$2,570

Basic and Diluted earnings per share - as reported	$1.15	$0.62	$0.66	$0.37
Adjustments:
Settlement Expense	0.47	—	—	—
Income tax effect of adjustment	(0.10)	—	—	—
Adjusted basic and diluted earnings per share (non-GAAP)	$1.52	$0.62	$0.66	$0.37

	As of or for the three months ended
	March 31,
(in thousands, except per share data)	2021	2020
Per Share Data
Basic net income per common share (1) - as reported	$1.15	$0.62
Basic net income per common share (1) - non-GAAP	1.52	0.62
Diluted net income per common share (1) - as reported	$1.15	$0.62
Diluted net income per common share (1) - non-GAAP	1.52	0.62
Basic book value per common share (1) - as reported	$19.74	$17.82
Basic book value per common share (1) - non-GAAP	20.12	17.82
Diluted book value per common share (1) - as reported	$19.72	$17.81
Diluted book value per common share (1) - non-GAAP	20.10	17.81

Significant Ratios:

Return on Average Assets (1) - as reported	0.88%	0.57%
Expenses	0.30%	—
Income tax effect of adjustment	—	—
Adjusted Return on Average Assets (1) (non-GAAP)	1.18%	0.57%

Return on Average Equity (1) - as reported	12.21%	6.97%
Expenses	2.64%	—
Income tax effect of adjustment	1.13%	—
Adjusted Return on Average Equity (1) (non-GAAP)	15.98%	6.97%

Average Equity to Average Assets	7.29%	8.15%

(1) See reconcilation of this non-GAAP financial measure provided elsewhere herein.